Exhibit 10.19

August 26, 2010

To: Mr. Scott Duggan:

We are genuinely excited about the prospect of you joining The Fresh Market, Inc. (the “Company”). You made a tremendous impression on our Board of Directors and on our management team, and we believe you will add great value to our growing company.

Below is our understanding:

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We are offering the position of Senior Vice President and General Counsel, reporting to the Chief Executive Officer. Your direct reports will include the four attorneys currently on staff, and we can discuss to whom the paralegals report.

•	We are offering an annual salary of $225,000, paid bi-weekly. We expect to review this salary annually, beginning in March 2011.

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You will be eligible for a discretionary annual bonus targeted at $75,000; the 2010 bonus will be adjusted based on your start date. Generally, any such bonus will be paid on or prior to March 15 of the year following the year in which such bonus is earned.

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We will award you a signing bonus of $75,000 to be paid within 30 days of your start date. If you leave voluntarily or are terminated for cause within one year of your start date, you must repay the entire amount of the bonus. If you leave voluntarily or are terminated for cause between your first and second year of employment, you must repay the applicable pro rata portion remaining, i.e., $75,000 x (730 days – days worked)/730 days.

•	We will award you a $100,000 initial Shadow Equity Bonus Award (“SEB”).

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We agree to work together toward a mutually agreeable non-compete and change-in-control agreement similar to those to be entered into with other executive officers, though we both understand that your non-compete may need to be tailored in order to address any professional responsibilities or ethical obligations that you are subject to as a member of the bar. These arrangements may take the form of an employment agreement. In the event such agreements are not yet finalized before your start date, we agree to work towards a mutually agreeable private company change in control agreement to be executed before your start date.

•	You will be entitled to a company car subject to the Company’s automobile policy with which we expect you to comply.

•	You will be entitled to paid vacation. The number of days and timing of the vacation should be coordinated with your supervisor.

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The Company will pay or promptly reimburse reasonable and customary relocation costs (realtor fees, moving and transportation of household goods, two automobiles, closing costs on the purchase of a home in the Greensboro area, excluding home loan “points”), as well as the reasonable carrying costs of your existing home (mortgage, property taxes, insurance and basic utilities while you sell your home), up to $125,000. You agree to repay fifty percent (50%) of these relocation expenses in the event you leave voluntarily or are terminated for cause within twelve (12) months following your start date. We understand that you will bear the costs of housing in the Greensboro area.

Mr. Scott Duggan

•	We will reimburse travel between Greensboro and your existing home twice a month through the end of October and no more than once a month through December.

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You will be eligible for the Company’s full-time benefits package (subject to waiting periods applicable to these benefits), information for which has been provided to you. If necessary, we agree to reimburse your COBRA or similar premiums incurred for coverage during any waiting or gap period.

•	The Company will support Continuing Legal Education (“CLE”) expenses, your admission to the NC Bar, and outside meetings/conventions that you and your supervisor agree benefit the Company.

This offer of employment is contingent upon successful completion of a criminal background check and drug test. When you report for your first day of work you will need to provide documents that establish your identity and right to work in the United States.

Your employment and compensation with the Company are “at will,” meaning that either the employer or the employee can terminate the employment at any time and for any reason. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment. No manager or representative of the Company other than the President has authority to enter into any agreement for employment for any specified period of time or to make any agreement contrary to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by the President of the Company.

It is intended that the provisions of this offer letter comply with Section 409A of the Internal Revenue Code and this offer letter will be construed accordingly. Neither you nor any of your creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this offer letter or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this offer letter and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to the Company or any of its affiliates. Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under any Company Plan during any calendar year will not affect the benefits and reimbursements to be provided to you under the relevant section of such Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and will be provided in accordance with Section 409A and its associated regulations. Further, in the case of reimbursement payments, such payments will be made to you on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

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Mr. Scott Duggan

If the matters set forth above are acceptable to you and you wish to accept our offer of employment, please sign and date a copy of this letter and return to my attention.

Warmest Regards,

/s/ Craig Carlock

Craig Carlock
President & Chief Executive Officer

I accept the offer of employment as of this 30th day of August 2010.

/s/ Scott F. Duggan
Scott F. Duggan